EXHIBIT 99.1

FOR IMMEDIATE RELEASE

IntraLase Names New Board Member

Michael Ball, President of Allergan, Inc., Joins IntraLase Board

IRVINE, Calif., July 25, 2006— IntraLase (NASDAQ: ILSE), manufacturer of the ultra-fast laser that is revolutionizing refractive and corneal surgery, today announced the appointment of Michael Ball to its board of directors.

“Mike is a great addition to an already outstanding board of directors,” said Robert J. Palmisano, President and CEO of IntraLase. “His extensive experience in the global eye care industry will provide an excellent asset as we continue to implement our strategies for growth.”

Mr. Ball, who has over 25 years of experience in the health care industry, is the President of Allergan, Inc., a global company that develops and commercializes products in the ophthalmology, neurosciences, medical dermatology, medical aesthetics, obesity intervention and other specialty markets. Mr. Ball joined Allergan in April 1995 as Senior Vice President, U.S. Eye Care and was promoted to Corporate Vice President and President, North America Region in April 1996. In October 2003, Mr. Ball was promoted to Executive Vice President and President, Pharmaceuticals. In February 2006, Mr. Ball was promoted to President, Allergan. Prior to joining Allergan, Mr. Ball was Senior Vice President at Syntex Labs in Palo Alto, California, responsible for marketing, sales and managed care activities in the United States. Prior to that, Mr. Ball was President of Syntex Canada, a fully integrated division of Syntex Corporation. Mr. Ball started his career in the healthcare industry with Eli Lilly and Company.

Mr. Ball is also currently a board member of Simpletech, Inc. of Santa Ana, California.

IntraLase’s board of directors also includes Chairman of the Board William J. Link, Ph.D., a Managing Director of Versant Ventures, a medical and healthcare venture capital firm, and a board member of Advanced Medical Optics, Inc.; Gilbert H. Kliman, M.D., a Managing Director of InterWest Partners, a venture capital firm, and a board-certified ophthalmologist; Thomas S. Porter, a General Partner of Trillium Ventures, a venture capital firm, Executive in Residence at the Ross School of Business at the University of Michigan, and a member of the University of Michigan’s Corporate Advisory Board; Jay T. Holmes, an attorney and business consultant, former executive at Bausch and Lomb Incorporated, and a former board member of VISX, Incorporated; Frank M. Fischer, President and CEO of NeuroPace, Inc., and former President and CEO of Heartport, Inc.; and Robert J. Palmisano, President and CEO of IntraLase Corp.

Mr. Ball replaces Mr. Mark Lortz, who had served on IntraLase’s board of directors for almost four years. In May 2006, Mr. Lortz announced his intention to resign from the Board and said he would not step down until a successor was available to fill the position. “We thank Mark Lortz for his many contributions in helping guide the Company through important transitions over the years, including our initial public offering in October 2004,” stated Mr. Palmisano. “We wish Mark all the best in the future.”

About IntraLase Corp.

IntraLase designs, develops, and manufactures an ultra-fast laser that is revolutionizing refractive and corneal surgery by creating safe and more precise corneal incisions. Delivering on the promise of ophthalmic laser technology, the IntraLase FS laser, related software, and disposable devices replace the hand-held microkeratome blade used during LASIK surgery. The unsurpassed accuracy of IntraLase’s computer-controlled femtosecond laser has been shown to improve safety profiles and visual outcomes when used during LASIK. Additionally, the IntraLase FS laser creates precision-designed intracorneal incisions that when combined can be used during lamellar and penetrating keratoplasties, and intrastromal ring implantation. IntraLase is presently in the process of commercializing applications of its technology in the treatment of corneal diseases that require corneal transplant surgery. The company’s proprietary laser and disposable patient interfaces are presently marketed throughout the United States and 30 other countries. IntraLase is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long-term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations, and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2006, as filed with the Securities and Exchange Commission on May 9, 2006.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information concerning this press release, contact:

Krista Mallory

Director, Investor Relations and Corporate Communications

(949) 859-5230 x260

kmallory@intralase.com